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                                                                     EXHIBIT 2.2



                            CERTIFICATE OF MERGER OF
                         KNIGHT ACQUISITION CORPORATION
                            (a Delaware corporation)
                                  WITH AND INTO
                                  SERAGEN, INC.
                            (a Delaware corporation)

                (UNDER SECTION 251 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE)

               The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

               FIRST: The name and state of incorporation of each of the constituent corporations of the merger are as follows:

                         Name                     State of Incorporation
          ------------------------------          ----------------------
          Knight Acquisition Corporation                  Delaware
          Seragen, Inc.                                   Delaware

               SECOND: An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

               THIRD: The name of the surviving corporation of merger is Seragen, Inc. a Delaware corporation ("Seragen").

               FOURTH: As a result of the merger, Seragen will amend and restate its Restated Certificate of Incorporation in the form attached hereto as Exhibit A.

               FIFTH: The executed Agreement and Plan of Reorganization is on file at the principal place of business of Seragen. The address of the principal place of business is 97 South Street, Hopkinton, MA 01748.

               SIXTH: A copy of the Agreement and Plan of Reorganization will be furnished by Seragen on request and without cost to any stockholder of Seragen or Knight Acquisition Corporation.


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               IN WITNESS WHEREOF, Seragen, Inc., a Delaware corporation, has caused this Certificate to be signed by Reed R. Prior, its Chairman, Chief Executive Officer and Treasurer, on the 12th day of August, 1998.




                                        SERAGEN, INC.,
                                        a Delaware corporation



                                        By:  /s/ Reed R. Prior
                                            ------------------------------------
                                              Reed R. Prior
                                              Chairman, Chief Executive Officer
                                              and Treasurer



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                                    EXHIBIT A

                        AMENDED AND RESTATED CERTIFICATE
                        OF INCORPORATION OF SERAGEN, INC.


               FIRST: The name of the corporation is Seragen, Inc.

               SECOND: The address of the corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent 19901. The name of its registered agent at such address is CorpAmerica, Inc.

               THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

               FOURTH: The total number of shares which the corporation shall have authority to issue is 100 shares of capital stock, and the par value of each such share is $.001 per share.

               FIFTH: The corporation shall have perpetual existence.

               SIXTH: The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

               SEVENTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

               EIGHTH: To the fullest extent permitted by the General Corporation Law of Delaware, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

               NINTH: Each person who is or was a director or officer of the corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified by the corporation as of right to the fullest extent permitted or authorized by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer, or arising out of any such person's status as a director or officer. The corporation may, but shall not be obligated to, maintain insurance, at its expense, to protect itself and any such person against any such liability, cost or expense.

               TENTH: The corporation shall not be subject to the provisions of
Section 203 of the Delaware General Corporation Law.